Exhibit 10.8

RETENSION PHARMACEUTICALS, INC.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), made effective as of January 1, 2024 (the “Effective Date”), is by and between Retension Pharmaceuticals, Inc, a Delaware corporation with offices at 902 Turkey Run Road, McLean, VA 22101 and its successors, subsidiaries and affiliates (collectively, the “Company”), and Paul Sweetnam (“Consultant”).

WITNESSETH

WHEREAS, the Company desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide consulting services to the Company, all as hereinafter provided in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and mutual agreements hereinafter set forth, the Company and Consultant hereby agree as follows:

1. Consultation. During the term of this Agreement, Consultant shall provide Company, at the direction and under the supervision of Company’s CEO, and in cooperation with the officers, employees, directors, consultants, advisors and other representatives of Company, services to assist Company’s senior management as may be reasonably delegated from time to time by the CEO, and attend (in person or telephonically) meetings of the Company’s board of directors or managers (the “Services”). Consultant will initially be given the title of Chief Scientific Officer during the term of this Agreement.

2. Term. Subject to the terms and conditions hereinafter set forth, the term of Consultant’s consulting arrangement hereunder (hereinafter referred to as the “Consultation Period”) shall commence on the Effective Date, and shall continue until the earlier of termination of this Agreement or the date on which Consultant begins full-time employment with the Company.

3. Consulting Duties.

3.1 During the Consultation Period, Consultant will have a right to work from his current residence, provided, however, Consultant will use reasonable efforts to attend in-person meetings at such locations as may be reasonably necessary from time to time, subject to reimbursement of travel expenses by Company.

3.2 Consultant agrees to devote his time and efforts as reasonably necessary to carry out his duties and responsibilities for the business of the Company.

3.3 All work to be performed by Consultant for the Company shall be under the general supervision of the Company.

3.4 Consultant shall devote his reasonable efforts and ability to the performance of the duties attaching to this obligation. All work performed by Consultant to the Company shall be at times reasonably convenient to Consultant, and nothing contained herein shall interfere with Consultant’s other responsibilities.

4. Compensation.

4.1 Consulting Fees. In consideration for consulting services and agreements hereunder, commencing upon the Effective Date and during the Consultation Period, the Company shall pay to Consultant consulting fees of $10,000.00 per month.

4.2 Equity Award. In further consideration of the Services to be rendered to the Company by Consultant hereunder, the Company shall grant to Consultant under the Company’s 2024 Stock Incentive Plan, a non-statutory ten-year stock option to purchase 500,000 shares (the “Option”), which Option shall have an exercise price equal to the fair market value of the Company’s common stock on the date of grant and shall vest in thirty-six (36) equal monthly installments commencing on the Effective Date.

4.3 Reimbursement of Expenses. The Company shall reimburse Consultant for all reasonable and necessary expenses incurred or paid by Consultant in connection with, or related to, the performance of his services under this Agreement. Consultant shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month. The Company shall pay to Consultant the amounts shown on each such statement within thirty (30) days after receipt thereof. Notwithstanding the foregoing, Consultant shall not incur total non-travel related expenses in excess of $250.00 per month without the prior written (including via email or fax) approval of the Company.

4.4 Benefits. Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company unless otherwise agreed.

5. Termination. The Company or Consultant may, without prejudice to any right or remedy it may have due to any failure of the other party to perform his obligations under this Agreement, terminate the Consultation Period at any time upon prior written notice to the other party. In the event of such termination, Consultant shall be entitled to payment for expenses paid or incurred prior to the effective date of termination, subject to the limitation on reimbursement of expenses set forth in Section 4. Such payments shall constitute full settlement of any and all claims of Consultant of every description against the Company. Notwithstanding the foregoing, the Company may terminate the Consultation Period, effective immediately upon receipt of written notice, if Consultant breaches or threatens to breach any provision of Sections 6, 7 or 8.

6. Cooperation. Consultant shall use his reasonable efforts in the performance of his obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit Consultant to perform his obligations hereunder. Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

7. Inventions and Proprietary Information. Consultant will enter into the Company’s standard Proprietary Information, Inventions Assignment and Restrictive Covenant Agreement.

8. Independent Contractor Status. Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

9. Notices. All notices required or permitted under this Agreement shall be in writing delivered by a recognized national overnight courier, personal delivery, or e-mail transmission and shall be deemed effective upon receipt. The parties shall designate their physical and e-mail addresses.

10. Entire Agreement. This Agreement, including all schedules and exhibits attached hereto, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

11. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Consultant.

12. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware.

13. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Consultant are personal and shall not be assigned by him.

14. Miscellaneous.

14.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

14.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

14.3 In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

14.4 In the event that either party brings any action to enforce this Agreement against the other party (including without limitation any action pursuant to Section 7.3 of this Agreement), the party prevailing in such action shall be reimbursed by the other party for all of the costs and expenses incurred by the prevailing party (including reasonable attorneys’ fees and disbursements) in connection with such enforcement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

RETENSION PHARMACEUTICALS, INC.

By:	/s/ Eric Keller
Name:	Eric Keller
Title:	CEO

CONSULTANT

/s/ Paul Sweetnam
Paul Sweetnam